Filed Pursuant to Rule 424(b)(7)
Registration No. 333-199678

PROSPECTUS SUPPLEMENT NO. 6

(To prospectus dated October 29, 2014 and prospectus supplements dated October 29, 2014, October 30, 2014, November 6, 2014, November 12, 2014, and November 17, 2014)

162,698,114 Shares

Class A Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated October 29, 2014, as supplemented by the prospectus supplements dated October 29, 2014, October 30, 2014, November 6, 2014, November 12, 2014, and November 17, 2014 (together, the Prospectus), covering the resale by selling stockholders of up to an aggregate of 162,698,114 shares of our Class A common stock, which we issued to such selling stockholders in connection with our acquisition of WhatsApp Inc. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated October 29, 2014.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 4, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

The information in the table that appears under the caption “Selling Stockholders” in the prospectus supplements dated October 29, 2014, October 30, 2014, November 6, 2014, November 12, 2014, and November 17, 2014, is modified by adding the information below with respect to certain persons not previously listed therein and also to update information for certain persons previously listed therein.

S-1

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
Name of Selling Stockholder	Shares(1)%		Shares(1)%				Shares	%	Shares	%
Transferee of Capital Management Services, Inc.(4):
Capital Group Companies Charitable Foundation(5)	85,858	*	—	—	*	85,858	—	—	—	—	—
Transferee of Sequoia Capital(6)
Nelson Family Trust—2004(7)	2,253	*	—	—	*	2,150	103	*	—	—	*
Transferees of WS Investment Company, LLC (2010A)(8):
Michael B. Levin	347	*	—	—	*	347	—	—	—	—	—
Sara and Elton Satusky	142	*	—	—	*	142	—	—	—	—	—
Jose C. Villarreal	337	*	—	—	*	337	—	—	—	—	—

*	Less than 1%.
(1)	There are currently no stock options or other convertible securities which will become exercisable or releasable within 60 days of October 6, 2014 to the benefit of the individuals and entities listed in the table above.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.
(3)	The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not represent any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.
(4)	The below stockholder received shares of our Class A common stock in connection with a transfer by Capital Management Services, Inc., which is identified as a selling stockholder in the Prospectus to which this prospectus supplement relates.
(5)	The Capital Group Companies, Inc. is the sole member of the Capital Group Companies Charitable Foundation. Bruce Meikle, as the principal financial officer of the The Capital Group Companies, Inc., may be deemed to have voting and investment power over the securities being registered for resale in this prospectus supplement. The Capital Group Companies Charitable Foundation is under common control with a registered broker-dealer. At the time of issuance, the selling stockholder represented to us that it acquired the securities in the ordinary course of business and, at the time of the receipt of shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(6)	The below stockholder received shares of our Class A common stock in connection with distributions by certain entities affiliated with Sequoia Capital, which entities are identified as selling stockholders in the Prospectus to which this prospectus supplement relates.
(7)	James Nelson and Beverly Nelson, as trustees, may be deemed to share voting and investment power over the securities being registered for resale in this prospectus supplement.
(8)	The below stockholders received shares of our Class A common stock in connection with a distribution by WS Investment Company, LLC (2010A), which received shares of our Class A common stock in connection with distributions by certain entities affiliated with Sequoia Capital. WS Investment Company, LLC (2010A) elected not to be listed as a selling stockholder in the Prospectus to which this prospectus supplement relates. In addition, certain transferees of WS Investment Company, LLC (2010A) elected not to have the resale of their shares of Class A common stock registered by us.

S-2